Exhibit 99.1

PROSPECTUS SUPPLEMENT NO. 2

MEDBOX, INC.

40,134,556 SHARES OF COMMON STOCK

This prospectus supplement No. 2 supplements the prospectus dated June 11, 2015 (the “prospectus”) and prospectus supplement No. 1 thereto dated August 24, 2015, relating to the offer and sale of up to 40,134,556 shares of common stock of Medbox, Inc. (the “Company”), par value $0.001 per share, by the selling stockholders, including 27,269,705 shares issuable upon conversion of convertible debentures, 3,419,721 shares issuable as interest on convertible debentures, and 9,445,130 shares issuable upon the exercise of warrants. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement relates to the September 18, 2015 amendment to our outstanding September 2014 Warrants, specifically the reduction in the exercise price of our September 2014 Warrants to purchase an aggregate of 2,291,832 shares of Common Stock to six cents ($0.06) per share. Previously, before the September 18, 2015 amendment, the exercise price of our September 2014 Warrants varied from $5.544 to $0.43 per share and expired between January 28, 2018 and June 12, 2018. The background of the issuances and original terms of the September 2014 Warrants are more fully described at pages 4 through 6 of the prospectus under the headings “September 2014 Convertible Debt Financing”. Subject to the satisfaction of normal closing conditions, the September 18, 2015 amendment to the September 2014 Warrants provides that such warrants shall be exercised in full for cash before September 23, 2015 at 11:59 PM. Upon exercise of the September 2014 Warrants, the Company will receive proceeds of approximately $137,500, but will receive no portion of the proceeds upon resale of the underlying shares by the holder of the September 2014 Warrants. Except for reducing the exercise price for cash of the September 2014 Warrants and requiring their exercise before September 23, 2015 at 11:59 PM, no other changes to the September 2014 Warrants have been made, the number of shares issuable upon exercise and the other terms of the September 2014 Warrants remain the same as described in the prospectus and no changes to any other warrants described in the prospectus have been made.

This prospectus supplement should be read in conjunction with and is not complete without, the prospectus and prospectus supplement No. 1, which are to be delivered with this prospectus supplement and before this prospectus supplement is utilized. This prospectus supplement is qualified by reference to the prospectus and prospectus supplement No. 1, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus or prospectus supplement No. 1.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 18, 2015.